PEOPLES BANCORP INC. (Nasdaq: PEBO)
TELECONFERENCE CALL TO DISCUSS 2nd QUARTER 2020 RESULTS
Tuesday, July 21, 2020 11:00 am local time

Facilitator:
Good morning, and welcome to Peoples Bancorp Inc.’s conference call. My name is Mike, and I will be your conference facilitator today. Today’s call will cover a discussion of the results of operations for the quarterly period and six months ended June 30, 2020.
Please be advised that all lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press [Operator instructions] on your telephone keypad and questions will be taken in the order they are received. If you would like to withdraw your question, press [Operator instructions].
This call is also being recorded. If you object to the recording, please disconnect at this time.
Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples’ future financial performance or future events. These statements are based on management’s current expectations.
The statements in this call, which are not historical fact, are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples’ Securities and Exchange Commission filings.
These include, but are not limited to:
•the ever-changing effects of the COVID-19 pandemic on economic and market conditions and on our customers, counterparties, employees and third-party service providers, as well as the effects of various responses of governmental and nongovernmental authorities;
•changes in the interest rate environment due to economic conditions related to the COVID-19 pandemic or other factors, which may adversely impact interest rates, the interest rate yield curve, interest margins, loan demand and interest rate sensitivity;
•the success, impact and timing of the implementation of Peoples’ business strategies and Peoples’ ability to manage strategic initiatives, including the expansion of commercial and consumer lending activity;
•the competitive nature of the financial services industry;
•the impact of estimates and inputs used within models, which may vary materially from actual outcomes, including in connection with the current expected credit loss model (or “CECL model”);
•the discontinuation of the London Inter-Bank Offered Rate (“LIBOR”) and other reference rates which may result in increased expenses and litigation, and adversely impact the effectiveness of hedging strategies;
•uncertainty regarding the nature, timing, cost and effect of federal and/or state banking, insurance, and tax legislative or regulatory changes or actions; and,
•changes in accounting standards, policies, estimates or procedures.

Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples’ business and operations. However, it is possible actual results may differ materially from these forward-looking statements.
Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.
Peoples’ 2nd quarter 2020 earnings release was issued this morning and is available at peoplesbancorp.com under “Investor Relations”.
A reconciliation of the non-Generally Accepted Accounting Principles or (“GAAP”) financial measures discussed during this call to the most directly comparable GAAP financial measures is included at the end of the earnings release.
This call will include about 30 minutes of prepared commentary, followed by a question and answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com in the “Investor Relations” section for one year.
Participants in today’s call will be Chuck Sulerzyski, President and Chief Executive Officer, and John Rogers, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements. Mr. Sulerzyski, you may begin your conference.
Mr. Chuck Sulerzyski:
Thank you, Mike. Good morning, and welcome to our call. We want to start our call out today with saying that we hope that you have all been able to stay healthy during this time, and wish for the continued well-being of you, your families and colleagues.
We continue to monitor the COVID-19 pandemic and make adjustments as necessary. As the states in which we operate have relaxed some of the restrictions, we have also moved forward in our own re-opening process. On June 22, we opened all branches with services being provided during normal business hours. We also started to bring back a portion of our operational workforce. We continue to have some associates temporarily working from home, as we have limited spacing in certain portions of our offices that do not allow for adequate social distancing.
We are supporting our employees and communities during this challenging time, and plan to continue this practice. We will monitor developments and adjust our response accordingly.
We have had many bright points in the last few months, and our execution for our clients has been the most meaningful.
•We have closed nearly $500 million of loans under the Small Business Administration’s Paycheck Protection Program, or PPP.
◦Approximately 40% of the total number of loans made have been to new clients, who were previously with other banks that were unable to help them as quickly as we could. We have had some successes in cross selling other financial products to our new relationships. This will be a continued focus for the remainder of the year.

•We grew the number of households served every month during the quarter, despite limited branch access.
•We had originated loan growth of 4% annualized compared to March 31, 2020. This excludes the impact of the PPP loans and our previously acquired loan portfolios. We had significant, unexpected, record production in consumer indirect lending, which had 31% annualized growth compared to the linked quarter-end.
•We implemented a new consumer and a new commercial loan origination system. Despite the COVID-19 pandemic, teams worked diligently to stick to the original implementation timelines.
•Total non-interest income, excluding gains and losses, grew 3% compared to the linked quarter, excluding the annual impact of performance-based commissions.
◦Our best performance was in commercial loan swap fees, which were nearly four times what we recognized in the linked quarter, coupled with growth in mortgage banking and electronic banking income.
◦This increase was despite the nearly $1 million decline in our deposit account service charges.
•We had an 8% decline in total non-interest expense compared to the first quarter.
•We had core deposit growth, which excludes CDs, of 16% compared to March 31, 2020.
◦Although deposit growth has been a highlight for us during the quarter, our clients have had an abundance of liquidity. This has significantly reduced our deposit account service charges compared to prior periods.
•We also completed the previously announced acquisition of a premium finance company, which was recorded effective on July 1, 2020. This unit will operate as Peoples Premium Finance.
•We were recognized as a Top Bank to Work for by Cleveland.com and Cleveland Plain Dealer, as well as the number one bank in West Virginia as part of Forbes’ annual list of America’s Best-In-State Banks and Credit Unions for 2020.
As far as our financial performance, we announced our quarterly earnings earlier this morning.
•We generated net income of $4.7 million for the second quarter of 2020, or $0.23 per diluted share, and $4.0 million, or $0.19 per diluted share for the first six months of 2020.
•Our results continued to be heavily impacted by the provision for credit losses, which reflected the current economic outlook utilized within the CECL model.
During the second quarter of 2020, we recorded provision for credit losses of $11.8 million compared to $17.0 million in the linked quarter, and $626,000 in the prior year second quarter.
•The provision for credit losses we recorded negatively impacted diluted EPS by $0.47 for the quarter, compared to $0.65 in the linked quarter.
•The relatively high provision for credit losses in the last two quarters is not, however, reflective of our current credit quality, which remained stable during the second quarter.

•As of June 30, 2020, our allowance for credit losses was $54.4 million, and our unfunded commitment liability was $3.1 million.
We also had some non-core items impacting results during the second quarter, including:
•$918,000 of COVID-19 related expenses, which reduced diluted EPS by 4 cents. These costs were associated with donations made to our communities in support of food banks and pantries, as well as assistance for our employees, including a stock award for our employees that were an Assistant Vice President or below.
•Pension settlement charges that totaled $151,000 for the quarter, and negatively impacted diluted EPS by 1 cent; and,
•The recognition of our remaining FDIC credits, which were $172,000 and positively impacted diluted EPS by 1 cent.
Our return on average assets for the second quarter was 40 basis points, compared to a negative 7 basis points for the linked quarter and 91 basis points for the prior year second quarter.
On a pre-tax, pre-provision basis, our return on average assets was 1.48%, compared to 1.45% for the linked quarter and 1.21% for the prior year second quarter. The second quarter of 2019 was heavily impacted by $7.0 million of acquisition-related costs.
For the quarter, provision for credit losses and income tax expense negatively impacted our diluted EPS by:
•$0.67, compared to $0.81 in the linked quarter and $0.16 in the prior year second quarter. Excluding provision for credit losses and income tax expense, our diluted EPS improved by 17% over the linked quarter, and was higher than the prior year second quarter.
◦Compared to the linked quarter, the improvement was driven by a decrease in total non-interest expense.
◦The growth from the prior year second quarter was largely due to lower acquisition-related costs, which were $47,000 for the second quarter of 2020, compared to $7.0 million in the second quarter of 2019.
•For the first half of 2020, provision for credit losses and income tax expense negatively impacted diluted EPS by $1.47 compared to $0.32 in 2019. Acquisition-related costs were $57,000 for the first six months of 2020, compared to $7.3 million for 2019.
Our efficiency ratio improved during the quarter and was:
•62.34% compared to 66.64% in the linked quarter; and,
•73.24% in the prior year second quarter, which had been heavily impacted by acquisition-related expenses.
•When adjusted for non-core items, the efficiency ratio improved to 59.94%, compared to 65.55% in the linked quarter and 60.21% in the prior year second quarter.
•Most of the reduction in the respective efficiency ratios was a result of lower total non-interest expense compared to prior periods.
We have been pleased with our performance as it relates to the PPP, and our participation has benefited us in many ways during the quarter.

•We recognized fee origination income, net of amortization of deferred costs, of $1.9 million, and $918,000 of interest income, both of which increased net interest income.
◦Although the PPP loans benefited net interest income, the low interest rate of 1% on these loans, coupled with the origination fees of between 1% to 5%, which were partially offset by origination costs, have negatively impacted our net interest margin. Our weighted average origination fee on the volume of PPP loans originated was 3.3%.
•We also recorded deferred personnel costs of $921,000 relating to the average cost of originating the PPP loans, which decreased salaries and employee benefit costs.
•At June 30, 2020, we had nearly $13.6 million of deferred origination fees, net of deferred costs, which will be amortized over the life of each loan originated. When a PPP loan is forgiven, any remaining deferred fees and costs associated with the loan will be recognized through net interest income.
As far as loan growth, the PPP loans had an aggregate principal balance of $458 million at June 30, 2020, which was included in commercial and industrial loan balances, and was net of some payoffs during the second quarter.
Excluding the impact of the PPP loans, total originated loan growth was 4% annualized compared to March 31, 2020.
•Most of the growth was provided by increases of $32 million in consumer indirect and $31 million in commercial real estate loans.
•This growth was partially offset by a reduction in non-PPP commercial and industrial loans.
•We have seen an overall reduction in utilization rates of commercial lines of credit, as some of our business clients have used the PPP loan proceeds to reduce line of credit borrowings, while others have used the PPP loan proceeds as an alternative to drawing on open lines.
•Our commercial line of credit utilization rate declined from approximately 50% in recent quarters, to 37% at the end of June. Based on available balances, that equates to approximately $60 million of available credit not being used that had been previously.
Our quarterly average gross loans increased 13% compared to the linked quarter, with most of the growth coming from the PPP loans. Compared to the prior year second quarter, average loan balances grew by 15%, while average loan balances increased 10% for the first half of 2020. The growth compared to the prior year periods was due to both the PPP loans, and the full period impact of the acquired loans from First Prestonsburg.
As it relates to loan modifications, we completed the first wave of modifications in March and early in the second quarter. Our commercial portfolio has experienced a much smaller second wave, with some clients seeking an additional two to three months of payment deferrals. We have been more closely analyzing these requests, and have not exceeded six-month deferral periods in these cases.
The majority of these second requests are from clients in the lodging sector, as they continue to be severely impacted by effects of the current pandemic, leading to less travel among business and leisure customers. These specific requests have accounted for more than half of the total balances approved for the second requests of payment relief. At June 30, 2020, our lodging-related portfolio was 3.5% of our commercial loan portfolio and comprised 2.2% of the total loan portfolio.
The remaining requests for additional COVID-19 payment relief have primarily been from clients operating day cares and a few clients in the retail sector. Overall, the second wave of modifications account for 5% of total commercial loans or 9% of total commercial loan balances originally modified.
From a consumer loan standpoint, the number of new relief requests subsided significantly by the end of the second quarter. We reached out to our installment loan clients who were a part of the initial round of relief, which was generally 90 days, to see if they were prepared to resume payments on their own. Those letters have only resulted in a few calls for additional relief. Our collections team has added two full-time associates in anticipation of further forbearance or modification requests as the initial forbearance plans, which were up to 180 days, begin to expire.
From a credit quality perspective, we have continued to experience relatively stable metrics.
•Our net charge-off rate was a negative 5 basis points annualized for the second quarter of 2020, compared to a 7 basis point net charge-off rate in the linked quarter. Our negative net charge-off rate for the quarter was due to a $750,000 recovery on a previously charged-off commercial loan, coupled with lower gross charge-offs for the quarter.
•Nonperforming loans and nonperforming assets were relatively flat compared to the linked quarter-end.
•Our criticized loans increased by $14.6 million compared to the linked quarter-end, while our classified loans declined by $2.2 million. We had a couple of credits downgraded this quarter based upon updated information about the borrowers that was available, with the downgrades not being driven by COVID-19. We are hopeful that these credits will exit as we continue through the remainder of the year.
Our delinquency trends improved as loans considered “current” comprised 99.0% of our loan portfolio at quarter-end, compared to 98.5% at the linked quarter-end. While we have not experienced an increase in delinquencies yet, we do anticipate that this will occur in the second half of 2020 as our clients continue to be impacted by COVID-19. Our future delinquency trends could be positively impacted if additional fiscal stimulus is provided to clients.
I will now turn the call over to John to provide additional details around the income statement and balance sheet.
Mr. John Rogers:
Thanks, Chuck.
During the second quarter, our net interest income increased by 1% compared to the linked quarter, and was down 3% compared to the prior year second quarter.

•Compared to the linked quarter, interest income on loans increased slightly, and efforts in managing our deposit costs served to more than offset a decline in investment income.
•While the PPP loans benefited net interest income during the quarter, our dependence on LIBOR for the pricing on our variable rate loans had a negative impact on our net interest income.
•The one-month LIBOR moved from 1.73% at the beginning of 2020, to 0.16% at the end of June.
•Our net interest margin declined 32 basis points compared to the linked quarter; and,
•Was heavily impacted by:
◦Lower loan yields, which were impacted by the PPP loans included in commercial and industrial loan balances. These loans earn a stated interest rate of 1%. For the quarter, we recognized $2.8 million in total for interest and fees on these loans.
◦Our investment yields declined, which were affected by the lower interest rate environment driving premium amortization higher during the quarter. We recognized an increase of $720,000 in premium amortization compared to the linked quarter, which reduced net interest margin by 6 basis points.
◦We worked to offset these declines by reducing our deposit costs by 38% compared to the linked quarter. Our cost of funds declined from 84 basis points during the prior year second quarter to 43 basis points for the second quarter of 2020.
◦Finally, we had a negative carry on our short-term borrowings in the fore part of the quarter, as we held larger cash balances for funding of loans and potential draws on lines of credit.
•Our net interest margin declined 58 basis points compared to the prior year second quarter due to lower loan and investment yields, which were partially offset by our ability to control funding costs.
For the first half of 2020, net interest income declined 1%, while net interest margin was down 44 basis points, compared to the prior year period. Lower loan and investment yields, partially offset by lower funding costs, continued to be the driver of the decline in net interest margin.
Accretion income, which is net of amortization expense, added:
•$955,000 to net interest income, or 9 basis points to net interest margin, during the quarter;
•Compared to $1.1 million, or 11 basis points, for linked quarter and $1.2 million, or 13 basis points, for the prior year second quarter.
•For the first half of 2020, accretion income added $2.0 million to net interest income, or 10 basis points to net interest margin; and,
•$1.9 million, or 10 basis points, during 2019.
Our total non-interest income, excluding gains and losses, decreased 4% compared to the linked quarter. This was due to several factors, including:

•Lower insurance income, which was mostly related to the performance-based commissions received annually in the first quarter.
•Our deposit account service charges declined by 32% and were partially due to reduced customer activity and higher deposit balances, both of which have been impacted by the pandemic. The higher balances have been impacted by government stimulus programs and PPP loan proceeds. Our overdraft and non-sufficient funds income decreased 47% compared to the linked quarter, as consumer spending habits shifted and average account balances were higher than normal.
•These declines were partially offset by higher swap fees. While our number of swap transactions during the year has been relatively unchanged compared to 2019, the larger size of the transactions has driven much of the increase, as clients have taken advantage of the low interest rates.
•Mortgage banking and electronic banking income also grew compared to the linked quarter, and were up 39% and 7%, respectively. We continue to see a good mortgage pipeline, as the low-rate environment has increased client demand for these products.
Compared to the second quarter of 2019, total non-interest income, excluding gains and losses, declined by 5%.
•The reduction in deposit account service charges, which were down 36%, was largely the reason for the decline, while insurance income was also 8% lower than the prior year quarter.
•Swap fees nearly doubled compared to the second quarter of 2019, and electronic banking income grew 8%.
For the first half of 2020, total non-interest income, excluding gains and losses, was down 3%.
•Electronic banking income grew 9%, partially due to the full period impact of the First Prestonsburg acquired accounts, while swap fees nearly doubled compared to 2019.
•Insurance income declined by 10%, and deposit account service charges decreased by 11% compared to the prior year.
•We also recorded additional income of $787,000 during the first quarter of 2019 related to the sale of restricted Class B Visa stock, which was not repeated in the current year.
We closely monitored and controlled our expenses during the second quarter of 2020. Our total non-interest expense declined by 8% compared to the linked quarter and by 18% from the prior year second quarter.
•Salaries and employee benefit costs decreased 10% compared to the linked quarter, reflecting the impact of the $921,000 increase in deferred personnel costs, coupled with lower medical insurance costs.
◦Our declining medical insurance costs were mostly related to the health savings account contributions for employees during the first quarter, coupled with the COVID-19 impact on routine physician visits and elective surgeries, which were deferred until recently.

•Foreclosed real estate and other loan expenses declined 42% compared to the linked quarter. This decrease was mostly due to increased deferred costs related to the higher origination volume of consumer indirect loans.
•We also had reductions in travel and entertainment costs, which was driven by the stay-at-home orders in place for part of the quarter, and other ancillary costs compared to the linked quarter.
The decrease in our total non-interest expense compared to the prior year second quarter was largely the result of:
•A reduction of $6.7 million in acquisition-related expenses, coupled with;
•Further reductions in salaries and employee benefit costs, which were due to the higher level of deferred personnel costs in the second quarter of 2020.
•Our professional fees declined 22%, and was mostly related to the lower acquisition-related expenses.
•Our FDIC insurance expense decreased by 60%, and was related to the credits we recognized because:
◦The level of the deposit insurance fund continued to be above the target threshold for smaller banks to recognize credits. We have now utilized all credits that were issued to us.
Compared to 2019, total non-interest expense during the first half of 2020 declined 7%, as we recognized a reduction of $6.7 million in acquisition-related expenses. The majority of the remaining decrease was related to:
•A decline in salaries and employee benefit costs driven by the higher level of deferred personnel costs and lower medical insurance costs.
•These decreases were partially offset by increased electronic banking expense, which was up 14% compared to the prior year;
•Increased data processing and software expense, which grew 13% compared to 2019; and,
•Franchise tax expense, which was 19% higher than the prior year and was impacted by higher equity balances affecting our Ohio financial institutions tax.
We focused on expense management during the second quarter of 2020, and will continue to keep this as a main objective throughout the remainder of the year and in 2021.
Moving on to the balance sheet…
Our investment portfolio declined to 19% of total assets at quarter-end, compared to 23% at year-end.
•This was partially due to the larger balance sheet at June 30, 2020 as a result of the PPP loans.
•Principal payments on the investment portfolio were also higher than anticipated during the quarter given the increased refinancing activity attributable to the reduction of interest rates by the Federal Reserve Board at the end of the first quarter.
•The principal paydowns during the quarter were reinvested in the loan portfolio to support growth, and were utilized for the payment for the premium finance acquisition, while quality investment opportunities were limited during the quarter.

Our demand deposits as a percent of total deposits grew to 42% at quarter-end, compared to 40% at the linked quarter-end and year-end, and were up from 37% a year ago.
Core deposits, which exclude CDs, grew 16% compared to the linked quarter-end, 25% compared to year-end and were up 27% compared to the prior year second quarter-end. The recent PPP loan proceeds, fiscal stimulus and changed consumer spending habits have driven the increases over the prior periods. Compared to March 31, 2020:
•We experienced a 38% increase in non-interest-bearing deposits;
•23% growth in money market deposit accounts; and,
•A 10% increase in savings account balances.
•We had been reducing our higher-cost brokered deposits in recent quarters; however, we added $188 million in brokered deposits during the second quarter as this provided relatively low-cost funding for loan growth compared to our other funding sources.
Quarterly average total deposits grew 15% compared to the linked quarter and 17% compared to the prior year second quarter, while average total deposits grew 13% compared to the first half of 2019. All periods were impacted by:
•The recent fiscal stimulus, PPP loan proceeds, and changed consumer spending habits.
•All comparisons to the 2019 periods included the full period impact of the acquired First Prestonsburg deposits.
•These increases were partially offset by intentional reductions in higher-cost brokered deposits earlier in 2020. The recent increase in brokered deposits occurred late in the second quarter, and did not have a large impact on quarterly averages.
•Our cost of deposits was 34 basis points for the second quarter of 2020, compared to 55 basis points in the linked quarter and 70 basis points in the prior year quarter.
We remain committed to maintaining strong capital during this crisis. We have been thoughtfully stressing our capital levels, and can sustain large reductions in capital, while still being within our internal and regulatory requirements. During the quarter:
•We repurchased nearly $10 million of shares under our share repurchase program. We will carefully evaluate whether to continue share repurchases in future periods, and at what level.
•Our capital ratios, even after the recent purchases of shares, continued to be strong. At June 30, 2020:
◦Our common equity tier 1 capital ratio was 13.44%;
◦Our tier 1 capital ratio was 13.69%;
◦Our total risk-based capital ratio was 14.94%; and,
◦Our tangible equity to tangible assets ratio was 8.16%, which was negatively impacted by 86 basis points due to the additional PPP loans at June 30, 2020.
•We recently completed another stress test on our capital, which included the following key assumptions:
◦No net income for the remainder for 2020, or the full year of 2021; and,
◦Dividends were held at the current rate of $0.34 per share.
◦As for the results:

▪Under this scenario, we would maintain capital in excess of well capitalized levels for our holding company at December 31, 2021.
•Our projected common equity tier 1 capital would exceed the well capitalized level by $136 million, while our total risk-based capital would exceed the well capitalized level by $74 million.
▪For the bank, our projected ratios would be above well capitalized levels at December 31, 2021 as well.
•Our projected common equity tier 1 capital would exceed the well capitalized level by $140 million, while our total risk-based capital would be $70 million above well capitalized levels.
▪In essence, the results of our stress test indicated that we could withstand no net income, continue to pay our $0.34 per share dividend, and still be able to absorb nearly $90 million of additional provision for credit losses through the end of 2021, while remaining above well capitalized status.
•We will continue to closely monitor our capital levels and pursue additional stress testing.
◦As we reported earlier this morning, we will continue to pay the same dividend per share during the third quarter as we did in the second. Maintaining the dividend at the current level is a high priority.
We have been proactive in our approach to liquidity management, and made moves early in the pandemic to ensure we had available funds for potential needs.
•We have many strong sources of funding, and pledged additional collateral to secure our lines several months ago to have multiple funding options.
•We managed some excess liquidity during the quarter, which cost us on net interest margin, but we believed the risk and need outweighed the cost.
•During the quarter, we did not end up utilizing the PPP lending facility in a material way, as we were able to secure other funding at lower costs.
•Our loan-to-deposit ratio declined to 84% at June 30, 2020 compared to 86% at the linked quarter-end and 87% at year-end.
As we disclosed last quarter, we moved forward with the implementation of the CECL accounting standard as of January 1, 2020. Compared to March 31, 2020:
•The underlying economic forecasts continued to show deteriorated conditions through several quarters, and, when coupled with our loan growth, resulted in the higher allowance for credit losses at the end of the quarter.
•The recent PPP loan growth reflects obligations guaranteed by the SBA, and therefore, had no impact on our allowance for credit losses calculation for the quarter.
•At June 30, 2020, our allowance for credit losses grew to 1.62% of gross loans, compared to 1.47% at the linked quarter-end and 0.75% at year-end. Our allowance for credit losses to gross loans was negatively impacted by 23 basis points at June 30, 2020, due to the additional PPP loans for which there was no related allowance for credit losses.

•Our allowance for credit losses as a percent of nonperforming loans has doubled compared to year-end, and was 199.81% at June 30, 2020 compared to 158.49% at the linked quarter-end.
•While our own key credit metrics did not deteriorate significantly during the quarter, the economic forecasts at June 30 drove much of the increase in the allowance for credit losses.
I will now turn the call back to Chuck for his final comments.
Mr. Chuck Sulerzyski:
Thank you, John.
Through the recent turmoil, we have found the silver lining. Our associates, even though many have been working from home, are working more closely than before. Our teams are dedicated to doing what is best for our clients, and are doing as much as possible to help out during this difficult time.
We remain committed to our communities, and through payroll deduction, our associates have donated over $40,000 to local food banks in recent months. As an organization, we also donated $250,000 during the quarter to local food banks and pantries through our foundation. In addition, we recently donated $25,000 to Heisman Trophy Winner and number one NFL draft pick by the Cincinnati Bengals, Joe Burrow’s Hunger Relief Fund, which was designed to make a difference in food insecurity across Southeast Ohio. We will continue to look for meaningful ways to give back to our communities.
We are excited to be working with the new premium finance team, and look forward to the acquisition complementing our current business structure, while also giving us the flexibility to offer additional services for our clients.
As we move forward, we continue to place importance on our credit functions, as we closely monitor our portfolio, and work to proactively identify issues and work with our clients to accommodate modifications.
As we disclosed publicly in June, we will not be providing financial expectations for the foreseeable future during this historic period of economic uncertainty.
•Overall, we view our financial strengths as:
◦Fee income, which comprised 30% of total revenue for the second quarter of 2020;
◦Our low cost of deposits, which were 34 basis points for the quarter, a 21 basis point decline compared to the linked quarter;
◦Our loan-to-deposit ratio, which stood at 84% at June 30, 2020;
◦Our nonperforming assets as a percent of total loans and OREO, which was 0.80% and improved 14 basis points compared to the linked quarter-end;
◦Our strong capital position, which even under stressed scenarios provides a great source of strength; and,
◦Our ability to maintain a high, stable dividend rate.
This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski and joining me for the Q and A session is John Rogers, our Chief Financial Officer. I will now turn the call back into the hands of our call facilitator.

Thank you.
Question and Answer Session
Operator: [Operator Instructions] And the first question we have will come from Scott Siefers of Piper Sandler.

Scott Siefers: John, was hoping you could -- I know you provided some detail in your prepped remarks. But I haven't seen the deferred personnel costs on the session before. And I guess we're all going through new stuff with the PPP. But just curious if you can expand upon how that plays out. That does not sort of structurally lower the expense base going forward by like $900,000 a quarter, right? That's just something that happened in the quarter in which those loans were originated. Is that correct?

John Rogers: That's correct. I mean, this is also under basically FAS 91, which requires you to defer your origination income as well as your origination costs. So if we originate all those loans, you defer those at cost, just like you're deferring the fees that we got from the SBA. So you amortize those over that 2-year period, when things come to be forgiven, you'll recognize all that, the fees and the expenses at the time. But right, it's not recurring it only happens when you originate the loans. Not on ongoing quarterly cost.

Scott Siefers: And then, when those -- I guess the way we'll see those costs is just on a net basis through the margin? Is that right? It sounded from your prepared remarks like both the fees and expenses get sort of netted within NII. Did I hear that correctly?

John Rogers: That's correct. That's correct. All those FAS 91 fees, they run -- they get deferred and run through the margin.

Scott Siefers: And then, final one. Apologies if I missed this in your prepped remarks. But as for forgiveness of the PPP loans, what is your sense for timing and sort of total percent that ultimately could be forgiven?

Chuck Sulerzyski: We think the vast majority of it will be forgiven, hopefully in this calendar year, maybe 80%, 85% of it this year. But it's hard to give an answer to a question like that, since there's no clarity as to what the forgiveness process is. That's what our thinking is.

John Rogers: Definitely. Upside is they come up with a dollar threshold that they're going to automatically basically forgive, right? So that would help move things along. But right now, we're thinking anywhere as Chuck mentions. Give or take -- 80%, give or take, could happen this year.

Operator: The next question we have will come from Michael Schiavone of KBW.

Michael Schiavone: So you guys are one of the few banks to repurchase shares this quarter. Can you talk about the decision to continue with the buybacks and your comfort with the reserve and capital levels? And then, do you expect to pause the buyback from here?

Chuck Sulerzyski: First off, at this price, we think our stock is a steal. If we're not willing to buy it, why would an investor be willing to buy it? We have high capital. I think we're going to continue to analyze stock purchases. We're not buying in excessive amounts at any one point in time. So we'll continue to review it. And I don't think it's the last buyback we will ever do. And I sure hope that the value of not only our company but all of these community banks begins to reflect in the stock price what they're worth. So it's hard not to like the stock at this price.

Michael Schiavone: And on the NIM, should we expect the excess liquidity in the results and drag on the margin to stick around for the next few quarters, given limited opportunities to deploy the cash?

John Rogers: I would say that we brought down our own cash that we're holding during the course of the second quarter. We're holding a little less at quarter end than we were definitely in the April/early May time frame. But given the current situation, the economy, I think it's -- the potential further shutdowns and those types of opportunities, I think, we do need to be careful. So I think you need to keep a decent amount of cash.

As far as the deposits and the inflow of deposits that we've had, a lot of that depends upon timing of the forgivenesses, what our customers are actually doing with the cash that they had. I'm expecting the positive balances would be pretty strong, at least throughout a good chunk of the remainder of the year as that goes in there.

We have the premium finance company, too. We're optimistic that that could grow. And when we actually bought that at July 1, officially, they were kind of at a seasonal low. They have a strong pipeline that kicks off early in the third quarter. So their July, August, September is a very strong origination period, so we know we're going to have some funding related to that as well. And that's kind of how we see things playing out currently.

But I do think, with all deposits and everything else, it's very difficult to see how all this plays out over the next few periods.

Michael Schiavone: And then, could you just provide some color on the consumer indirect loan production, and where the demand came from, and kind of what are some of the credit parameters around those loans?

Chuck Sulerzyski: Sure, I'd be glad to help you.

I'd be damned if I can tell you where the demand came from. I mean, buying vehicles in a pandemic would not have been on my top 10 things to do. But nonetheless, volumes for -- nationally, car volumes are pretty close to where they were before. In our footprint, they are a little bit higher. So that helps us. There is not much inventory out there in terms of new cars. So it was a little bit more tilted to used cars than what we have seen historically. And the average FICO production for Q2 was 734. So we had good credit quality with good growth. So it was kind of like the perfect storm.

Operator: [Operator Instructions] Next, we have Russell Gunther of D.A. Davidson.

Russell Gunther: Couple follow-ups on some of the prepared remarks. First wanted to clarify comments around the deferral. So could you give us a sense for where, maybe on a total dollar basis, deferrals stand today versus quarter end?

John Rogers: You're talking regarding loan modifications?

Russell Gunther: That's correct, yes. Just trying to track the trend for where we are. I mean, you spoke a little bit about some of the requests for a second round. But I'm just trying to track the point-to-point.

John Rogers: When you say quarter end, do you mean June 30 versus today? Or do you mean March 31 versus June 30?

Russell Gunther: However you'd like to define it. I just would like to get a sense for where those modifications are today and how they've trended over the past 90 days.

Chuck Sulerzyski: I think at our peak, the deferrals were about $530 million. And I think as we sit here, it's about $486 million. So they're coming down.

John Rogers: I think the key point is really that we keep talking to our customers, and we're not seeing a large demand for any re-ups on that type of thing. And especially on the commercial side, they were 90 to 120 days. So people would start to have an inkling of where they're heading on that -- at this point in time, if they're going to need one or not. So we're not seeing large demand. So over next 30 days, 45 days, when these start to run off -- so you're really not going to see a large runoff yet in these loans. Most of them probably occurred well after April 15, by the time that process was ongoing.

Russell Gunther: And then, along those lines, do you consider these customers to be higher risk, given that they are in a forbearance program? And if that's the case, is that reflected in the current reserve? Or will we potentially see additional reserves built for these going forward?

Chuck Sulerzyski: I do not consider the vast majority of these customers to be at higher risk. A good example would be the McDonalds portfolio, which is about $100 million of it. McDonalds is doing extremely well. The operators, in an abundance of caution, did everything they could to increase their liquidity. So of the $480 million-ish that's out there, I feel really strong over $400 million of it is going to be perfectly fine.

Where I feel -- in the last quarter's call, we went through our portfolio in detail and talked about different segments that might be stressed. Fortunately for us, the only segment that we're really feeling stress in is in the hotel portfolio, which is a relatively small portfolio and about $40 million-ish of those modifications. So we feel pretty good about it.

Russell Gunther: I appreciate the color, Chuck. You actually got to my next question, which was how that kind of COVID-19 ring-fence has trended. You mentioned some of the sectors that you called out last quarter. So how would you quantify it? Beyond hotel? Is that really where things stand in terms of the most amount of stress you'd expect? Or are there still other pockets of weakness you would include in that ring-fence amount?

Chuck Sulerzyski: Hotels is overwhelmingly the largest piece of it. We have some daycare facilities that are a little stressed. We have some non-McDonalds restaurants that are a little stressed, but nothing really material. And as it relates to increasing the reserves, our reserves are bigger than our net charge-offs for the last 10 years. So I'm struggling with this new accounting convention. I would say that our reserves are extremely high relative to the risk that's in our portfolio.

Russell Gunther: And that was really, to my last question -- Chuck, thank you for that -- but hearing you on how you feel about the deferrals, that you wouldn't expect significant negative credit migration there -- hearing you that COVID-19 loans at risk is a lower percentage than you would've characterized originally. Have we seen the provision level peak for Peoples in the first half of the year?

Chuck Sulerzyski: Well, understand how CECL works. It's based on an economic model that includes a number of components: unemployment forecast, GDP forecast for Ohio and some for the United States. And I don't control what Moody's says to those variables.

I do feel very good about our portfolio. I do feel very good about what our folks are doing. I do feel good about where our clients are. But if those economic forecasts deteriorate, there's a -- according to the convention, the new convention, our reserves are going to go up. And do I think that mirrors the risk in the portfolio? I don't. But I don't get to make the rules.

Russell Gunther: So that's the driver going forward? There are qualitative overlays that --

Chuck Sulerzyski: There's qualitative overlays. But you cannot -- and you can modify it, but you can't go in the opposite direction.

John Rogers: So Russell, I think it's very difficult to see where this lines up. So even when the economic indicators start to level off, at that point, given the fiscal stimulus as it occurs, I think so far this has been a very untraditional 3 or 4 months here. And I think how this plays out will be like nothing we've seen before, I would imagine. And you can probably rationalize a multitude of outcomes, if you think through it long enough. But if the economic indicators improve, you're going to start to see maybe a few credits decline. And then you're going to need to put up specific reserves on those credits.

So the economic factors could improve. Your core models could come down. You might need to have some specific reserves that you put up. How that one comes down, one goes up; where that levels off, does it mean a net increase, a net decrease? I think that was all to come and be decided. So predicting those types of things, I think, is very difficult.

But as Chuck said, we are very confident in our portfolio. We think we've seen good signs on the modifications. Think we have good signs on consumer delinquencies. But we'll see how this plays out.

Operator: [Operator Instructions] Next, we have Steve Moss, with B. Riley FBR.

Steve Moss: Just want to start, or just follow-up with regard to CECL here. Just kind of wondering, what are your underlying assumptions with regard to GDP and unemployment?

Chuck Sulerzyski: I had a hard time hearing your question, Steve. You want to know what the factors are in the model that we use?

Steve Moss: Yes, for GDP and unemployment, for example?

Chuck Sulerzyski: Yes. So U.S. unemployment, Ohio unemployment and Ohio GDP are the three factors.

Steve Moss: Are you assuming like high double digits, low double digits type unemployment rates? Or [inaudible]?

Chuck Sulerzyski: Moody's forecast in June for 10 to 12 months out -- for U.S. unemployment is 968, Ohio unemployment 1,034, and Ohio GDP plus 451.

John Rogers: We use the Moody's baseline scenario. So I think you can go there, and you'll find the numbers that were used for the next 12 quarters. We go out 1 year.

Steve Moss: Then, with regard to funding costs for the quarter -- I apologize if I missed this -- just kind of curious where funding costs could shake out here, both for deposits and just total interest-bearing funds, in the next 3 to 6 months.

Chuck Sulerzyski: Well, I think for the quarter, they were 34 basis points. We have an excess of liquidity. I don't think that it's going to change that much the cost of deposits over the next --

John Rogers: Right. So we've done some continuing to lower the deposit costs. We did a little movement down in June. That helped a little bit. But for the most part, most of our costs are at a pretty low level. We still have some promotional products, CDs, money markets that'll come off throughout the year as well. Some public funds contracts will expire. So you'll see a reduction for those. But I don't think you're going to see quite the reductions in the next few quarters that we have seen over the last few quarters. So we're probably talking basis points as opposed to tens of basis points.

Steve Moss: And then, just kind of in terms of -- a hard one to answer, but in terms of just business activity, I'm assuming most customers are pulling back. When do you think -- do you have any sense of when you could be perhaps building a more commercial pipeline, or how you're thinking about that further out?

Chuck Sulerzyski: Well, I think there's a couple things. I may feel better about some of the activity than you may. First off, if you look at Ohio, Kentucky and West Virginia, our footprint; and you look at the pandemic, our cases per million are way lower, and our deaths per million are way lower. So the U.S. average for cases per million is 11,968. Ohio is 6,519; Kentucky, 5,241; and West Virginia, 2,869. So I think that those numbers reflect the state in total. Where has the state got the most problems with the pandemic? It's in Cleveland, Columbus and Cincinnati.

So if you look at our footprint, we're more in the rural counties. I think that our customers are probably more optimistic than Ohio on average or national on average. We did have 4% loan growth outside of the PPP between Q2 and Q1. We do have a respectable pipeline. Is it the best pipeline I've seen in my career? No. But are there deals that we're doing that are good deals to do? Absolutely.

We also have the benefit of the PPP customers that we brought in. So far, we have sold over $40 million of deposits and loans to those new PPP customers as well as also $150,000 in fee. And I suspect over the next 90 days we'll be able to increase that a multiple of times as we round those customers out and welcome them to Peoples Bank.

So I don't think it's all bleak. And we'll just keep chipping away, and I think we'll be fine.

Steve Moss: And then, lastly, just kind of in terms of -- just going back to the hotel portfolio, you mentioned it's the largest source of stress. If you could just remind us on the loan-to-values and kind of how you're thinking about -- I'm assuming a lot of those customers are re-deferred -- just how to think about maybe restructuring those loans or what your thought process is there?

Chuck Sulerzyski: It's 64% loan-to-value, obviously, those appraisals are done one time when they're fully operational and reflect the income of the property. Nine of the 12 are flagged. The three that aren't, two of them are cabins. And people are running to cabins to get away, and they're going great, probably better than ever. But I can't speak to the country, but I can tell you that I made my first business trip last week and stayed in two different hotels, and stayed at a 300-bed hotel. And the night I was there, it had 80 occupants. And that was the best night they had since this thing began.

And you saw -- if you're following the national data, you saw that hotel occupancy actually dropped last week. It had been increasing. But last week, it went back. And if you saw what the CEO of Marriott said, he views this as a problem for a long term.

So I suspect these folks are going to have difficulty. A number of them are well capitalized, and they'll get through it. If you ask what the scenario is, I'm sure that these properties will likely be downgraded in the second half of the year. Do I expect us to have losses in the second half of the year on these properties? I think that's unlikely. It's possible. Do I think that these properties will have losses through this pandemic? Perhaps, but I don't think it'll be anything meaningful, particularly in light of whatever the number is, $54 million provision. Allowance, whatever.

Facilitator: At this time, there are no further questions. Sir, do you have any closing remarks?
Mr. Sulerzyski:
Thank you for participating. Please remember that our earnings release and a webcast of this call will be archived at peoplesbancorp.com, under the Investor Relations section.
Again, I want to wish everyone good health. Thanks for your time and have a good day.
Facilitator: And we thank you, sir, and also to the rest of the management team, for your time also today. Again, the conference call is now concluded. At this time, you may disconnect your lines.

END